October 9, 2025

Silver Star Properties REIT Responds to Claims by Allen Hartman and Highlights Federal Complaint for Injunctive Relief

Dear Fellow Shareholders,

Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) today is issuing the following statement in response to, what the Company believes to be continued dissemination of false and misleading information by former CEO and Board member Allen Hartman in his proxy solicitation filings as cited in his October 7, 2025, DFAN 14A filing.

Silver Star has been transparent about the reasons for the delay in holding its Annual Meeting, as mentioned by the Company’s CEO in its Shareholder Meeting discussions held on October 6, 2025, — inclusion of audited financial statements is required under Exchange Act Rule 14a-3(b) and the cause of any postponement. Mr. Hartman is fully aware of this requirement, yet despite this, in our opinion, Mr. Hartman has suggested otherwise, misleading shareholders into believing Mr. Hartman’s unilateral actions, as noted below, are sufficient to preclude any delays and replace SEC meeting requirements.

Mr. Hartman, in his October 7, 2025 DFAN 14A filing, pushes a conflicting narrative by suggesting that the shareholder vote is being delayed by the Company to void proxy votes and that his own actions are sufficient to move the process forward. As noted in our “Complaint For Injunctive Relief”, legal action taken by the Company is to present to the court known violations of false and misleading information by Mr. Hartman. You can find the full complaint here: Exhibit 99.2 - Complaint For Injunctive Relief.

In his most recent filings, Mr. Hartman listed the following points as facts to support proof of the delay:

•“We have complied with every protocol they requested for vote handling.”
•“We have been submitting blue proxy votes early and continuously to ensure every shareholder vote is properly counted.”

This presentation is misleading. By framing the issue on his unilateral actions, Mr. Hartman is misdirecting shareholders and, in our view, misleading shareholders. The fact is that audited financial statements, as required under Exchange Act Rule 14a-3(b), must first be completed and filed before a shareholder vote can legally occur. Compliance with vote-handling protocols, the submission of proxy cards, or selective filing of communications cannot substitute for SEC reporting requirements.

Regarding the lawsuit filed in the United States District Court in Maryland , the Company believes much of the information issued to shareholders is riddled with falsehood. Below the Company notes Mr. Hartman’s third bullet. Additionally, the Company does not believe Mr.

Hartman has filed “ALL” communications to shareholders soliciting votes as required by SEC reporting requirements.

•“Our communications have been filed with the SEC and are available for public review.”

As such, to protect the integrity of the election, Silver Star has petitioned the United States District Court in Maryland, and filed a Complaint for Injunctive Relief against Mr. Hartman for his ongoing violations of federal securities law. This petition, supported by sworn affidavits, details over 250 false or misleading statements in Hartman’s proxy communications that threaten to taint the shareholder vote.

The federal judge overseeing the matter previously cautioned both parties, stating clearly:

“Make no mistake, neither party should view the Court’s decision on this preliminary matter as somehow greenlighting the violation of federal securities law. To the contrary, the parties are now unquestionably aware of the ‘rules of the road’ governing shareholder communications and are reminded to strictly adhere to them as their disputes move forward.”

Despite this warning, Mr. Hartman has continued to disregard the “rules of the road” and mislead shareholders with selective communications and omissions. Silver Star will not allow these tactics to compromise a fair and honest election. The Company’s aim is to ensure shareholders are making informed votes with truthful and accurate information. For example, as stated by our attorney Walt Taylor in the Complaint, “Hartman is recklessly offering return of capital at $5-$6 / share.” Later, he added, “Hartman’s claim that he can produce $5-6 per share after the damage he caused Silver Star is outrageous.”

Our attorney Walt Taylor in his presentation on October 6, 2025 also stated the litigation in Federal court in Maryland has been filed because “your Board and Executive Committee recognize that both under Maryland law, and just because it’s the right thing to do, they owe you a fair shareholder vote that is based on transparency and the truth, not wild speculation, distortions of the truth or outright falsehoods.” Mr. Taylor also reminded everyone that “a lie can travel halfway around the world while the truth is still putting on its boots.”

The problem is that Hartman has been doing this so long and has accumulated votes based upon his false and misleading statements that the vote is tainted. The same Judge who warned Hartman in a prior ruling, for whom Hartman showed defiance with his continued false and misleading statements will hear this case, and that Judge holds the power to rule as he deems appropriate. We also believe that the entire election has been tainted by Hartman’s defiance and the most severe penalty available is justified.

In close, Silver Star remains committed to complying with all SEC rules, completing the required audited financial statements, and ensuring shareholders receive accurate, complete information before the Annual Meeting where shareholders votes will ultimately take place and be counted.

And we thank you for your confidence and continued support.

Vote now: https://web.viewproxy.com/silverstarreit/2025 or for voting instructions, meeting details, and the latest shareholder updates, visit www.silverstarreit.com. If you’ve already voted the BLUE card, you can still change your vote. Simply vote the WHITE card today—it is the last vote that counts.

•If you would prefer to vote your proxy by phone:
•Call 1-844-202-6616 for a live person, may have to wait in the queue, available Monday through Friday 9:00 am until 10:00 pm Eastern
OR
•Call 1-866-804-9616 for an automated agent 24/7without waiting
•Have your 11-digit code available

Voting questions? Call Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com.

For the full context, details, and the opportunity to hear directly from Board members and experts, please listen to the recording. Your vote truly matters.

Sincerely,

The Silver Star Properties REIT Board of Directors

Media Contact:
📧  press@silverstarREIT.com
Investor Relations Contact:
📧  investorrelations@silverstarREIT.com
📞 877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “draft”. “pro forma”, “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations its annual report on Form 10-K can be completed and publicly filed; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s view of the future of self-storage; the Company’s view of the future performance of any specific asset or all assets of the Company; the Company’s view of the potential future share price of the common stock; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in presentations and press and news releases speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.